Exhibit 10.ii.c

PRODUCT SUPPLY AGREEMENT

This agreement is entered into by and between MOSAIC DE ARGENTINA SOCIEDAD ANÓNIMA, herein represented by its legal representatives Sergio Garcia and Enrique Clausen, domiciled at Av. Leandro N. Alem 928 – 9º floor, Buenos Aires, Republica Argentina, MOSAIC FERTILIZANTES DO BRASIL S.A., herein represented in accordance to its articles of incorporation, domiciled at Avenida Morumbi, 8234, 3º andar, CNPJ no. 61.156.501/0001-56, IE no. 103.693.373.118, Sao Paulo, hereinafter and jointly referred to as “Mosaic”, and CARGILL AGROPECUARIA S.A.C.I., herein represented by Hernan Rodolfo Rocha and Alvarao Alejandro Albaneli Labardei, respectively, domiciled at Ruta Internacional VII, Km 28.5, Minga Guazú, República de Paraguay, hereinafter referred to as “Cargill”; hereinafter jointly referred to as the “Parties” and, individually, as the “Party”, and they state as follows:

Whereas:

I - Cargill is a company duly incorporated in the Republic of Paraguay, which corporate purpose is agribusiness and industrial activity, as well as the import, sale, and distribution of agricultural inputs, including fertilizers and feed products, within the territory of the Republic of Paraguay;

II - Mosaic are two industrial and commercial companies incorporated in the Republic of Argentina and Brazil, which corporate purpose is to manufacture and processing, import, export, and distribute fertilizers, feed products and the raw materials used in the elaboration thereof; and

III - The Parties are desire to enter into a commercial relationship with each other, whereby Mosaic will sell to Cargill fertilizer and feed products.

Now, Therefore, in consideration of the mutual covenants set forth herein, the parties hereby agree as follow:

I.	Agreement of purchase and sale

1.1. Mosaic agrees to sell to Cargill, and Cargill agrees to purchase from Mosaic, fertilizer and feed products, hereinafter the “Products”, as agreed upon by the Parties.

1.2. The Products must be supplied in accordance with applicable and existing legislation.

II.	Conditions

2.1. The purchase and sale’s schedule and budget shall be agreed by the Parties, always when necessary, at which time they will determine all the necessary conditions and terms.

III.	Quantity, price and payment terms

3.1. The quantity, price and payment terms for each type of product sold to Cargill by Mosaic will be agreed upon between the Parties prior to the delivery of that lot.

IV.	Trademarks and Registration with Health Authorities

4.1. Mosaic represents and warrants that the trademarks of the Products to be sold to Cargill, as well as the “Mosaic” trademark, are the exclusive property of, or have been licensed to, Mosaic which shall set forth the terms and conditions for their use in the Republic of Paraguay. Cargill shall request Mosaic’s express authorization in relation to any proposal involving the use of Mosaic trademarks. Mosaic shall conduct, and bear the costs of, all activities necessary to cause its trademarks and licensed trademarks to remain in full force and effect.

4.2. Mosaic hereby authorizes Cargill Agropecuaria S.A.C.I. to bag fertilizers in the Republic of Paraguay, subject to strict compliance with current legislation in the matter of trademarks, labeling and safety.

In this regard, due to the fact that Cargill will bag, distribute and sell products bearing trademarks owned by Mosaic, Cargill undertakes to use them exclusively in connection with the purpose hereof, in the manner set forth herein and only for the period of time hereof.

The bags required for bagging fertilizers shall be provided by Mosaic, which shall have the corresponding logos and branding designs. The label for each bag, including its expiration date, shall be provided by Cargill as fertilizers are bagged, in compliance with the current Paraguayan legislation and dispositions.

4.3. All promotional material, literature, brochures, or logotypes related to the products herein and/or product identifications made by Cargill shall be previously authorized by Mosaic, and they shall be in full compliance with Mosaic’s instructions given to that effect.

4.4. Cargill shall seek registration of the Products with health authorities in the Republic of Paraguay, as well as any government permits and/or approvals required for bagging the Product, and it is expressly authorized by Mosaic to do so. Mosaic reserves the right to revoke said authorization in the event of early termination hereof. Mosaic undertakes to fully cooperate with Cargill, and to provide it with anything that may be necessary in order to obtain the registrations referred to above.

V.	Product Preservation and Quality

5.1. Mosaic shall be liable to Cargill and to the purchasers for any quality defects in the Products shipped that may correspond to their production processes.

Any loss and/or deterioration of the Products and/or their quality not originated in the production processes shall be borne by Mosaic until the time of delivery of the products to Cargill, which shall, from there on, be exclusively liable for any loss and/or deterioration of the Products and/or any quality defect not attributable to their production processes.

Furthermore, Cargill undertakes to keep its facilities and means of transportation, and/or those third party transportation means that may be occasionally hired for such purposes, in perfect condition of operation.

VI.	Term

6.1. This Agreement shall be effective for one (1) year, as from December 22, 2008, and it shall expire on December 22, 2009.

Upon expiry of the term referred to above, no implicit extension shall occur [unless the Parties had expressly and effectively agreed to it in writing, by means of notice served thirty (30) days prior to the expiry date]. Thus, this Agreement shall be terminated upon the expiration of its term, without any notice thereof being necessary, provided always no act by the Parties following the expiry date shall be deemed as an extension hereof, even in the event that previously agreed upon transactions are executed after such expiration.

VII.	Cancellation

7.1. This agreement may be cancelled by any of the parties hereof without any charges upon previous notice in writing at least thirty (30) days in advance by one of the parties to the other.

7.2. Between the date the notice is given and the date the agreement is actually cancelled Mosaic will continue supplying the products to Cargill as agreed to hereunder.

7.3. This agreement may be cancelled regardless of any notice, summons, or judicial or extrajudicial notification of any kind, in the event of breach of any of the clauses hereof by any of the parties hereto, as well as in the event of bankruptcy by any of the parties.

VIII.	General Provisions

8.1. The Parties undertake not to disclose to third parties any information in connection with the development of the business relationship provided for hereunder. This obligation is also applicable to any employee and/or sub-contractor of the Parties, for whose actions the Party concerned shall be fully liable. The confidentiality obligation of the Parties shall survive during a period of three years, even after the termination of their business relationship on any grounds.

8.2. Invalidity: In the event any of the terms and conditions herein is deemed to be invalid or null, this shall not affect the validity and enforceability of the remaining terms and conditions, which shall therefore be fully effective.

8.3. Entire Agreement: This Agreement evidences the negotiations and constitutes the full and final understanding of the parties, and supersedes any and all other prior agreements and negotiations, whether oral or written, that may exist between the Parties in connection with the purpose set forth herein.

8.4. Governing Law and Jurisdiction: The parties agree to submit any controversy arising from, or in connection with, the execution hereof, its construction, validity or invalidity, which may no be resolved by direct negotiation between the parties, to Mediation before the Center for Arbitration and Conciliation of Paraguay [Centro de Arbitraje y Conciliación de Paraguay]. Mediation shall be conducted at the Center for Arbitration and Conciliation of Paraguay, at Esmeralda No. 540, Planta Alta, Asunción, tel.: +59521 442497, pursuant to the mediation procedural rules as per local current legislation on the subject in Paraguay at the time. In the event of failure to solve the controversy through mediation, the Parties undertake to submit the conflict to arbitration, before an arbitration court made up of three arbitrators appointed out of the list of Arbitrators of the Center for Arbitration and Conciliation of Paraguay, which arbitral awarded shall be issued in accordance to the current legislation on the subject in Paraguay at the time; (the award so entered will be binding upon the parties). In either case, the pertaining rules and regulations governing those procedures shall apply, which the parties acknowledge and accept, and which are deemed an integral part hereof. For the purpose of execution of the arbitration award, the parties agree to submit to the jurisdiction of the courts of the City of Asunción, Republic of Paraguay.

The parties execute this agreement in three (3) copies of equal form and content, in the presence of the witnesses below.

MOSAIC DE ARGENTINA SOCIEDAD ANÔNIMA

MOSAIC FERTILIZANTES DO BRASIL S.A.

CARGILL AGROPECUARIA S.A.C.I.

WITNESSES:

Name:	Name: